As filed with the Securities and Exchange Commission on October 29, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CTM MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-4831346
(State of Incorporation)	(I.R.S. Employer Identification No.)

11 Largo Drive South Stamford, CT 06907 (203) 323-5161
(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

CTM Media Holdings, Inc. 2009 Stock Option and Incentive Plan
(Full Title of the Plan)

CTM Media Holdings, Inc. 11 Largo Drive South Stamford, CT 06907
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to: Dov T. Schwell, Esq. c/o Outside Counsel Solutions 1430 Broadway, Suite 1615 New York, NY 10018 (646) 328-0795

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B common stock, par value $0.01 per share	383,020	$0.83(2)	$317,906.60	$17.74

(1)
Represents shares of Class B common stock, par value $0.01 per share, of the Registrant (“Class B Common Stock”), to be issued pursuant to CTM Media Holdings, Inc.’s 2009 Stock Option and Incentive Plan (the “2009 Plan”).  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon a price of $0.83 per share, the last sales price of the Class B Common Stock reported on the Pink OTC Markets as of October 27, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

As permitted by the instructions to Form S-8, this Registration Statement omits the information set forth in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009, filed with the Commission on October 29, 2009;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 15, 2009 and October 20, 2009;

(c)
The description of the Class B Common Stock set forth under the caption “Description of our Capital Stock” in the Registrant’s Information Statement attached as Exhibit 99.1 to the Registration Statement on Form 10-12G, as amended, filed with the Commission on September 4, 2009 pursuant to the requirements of Section 12(b) of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

None.

Item 6.                 Indemnification of Directors and Officers.

Our Second Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Our By-Laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

We have directors and officers’ liability insurance providing coverage to our directors and officers within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.                 Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on October 29, 2009.

CTM MEDIA HOLDINGS, INC.

By: /s/ Marc E. Knoller
Marc E. Knoller
Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Marc E. Knoller and Leslie B. Rozner, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of October 29, 2009.

Signature	Titles	Date
/s/ Howard S. Jonas	Chairman of the Board and Director	October 29, 2009
Howard S. Jonas
/s/ Marc E. Knoller	Chief Executive Officer, President and Director (Principal Executive Officer)	October 29, 2009
Marc E. Knoller
/s/ Leslie B. Rozner	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)	October 29, 2009
Leslie B. Rozner
/s/ Jan Buchsbaum	Director	October 29, 2009
Jan Buchsbaum
/s/ Perry Davis	Director	October 29, 2009
Perry Davis
/s/ Elion Krok	Director	October 29, 2009
Dr. Elion Krok

EXHIBIT INDEX

Exhibit No.	Description

*5.1	Legal Opinion of Dov T. Schwell, Esq.

10.1
CTM Media Holdings, Inc.’s 2009 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10 to the Registrant’s Amendment No. 1 to its Registration Statement on Form 10 filed on August 10, 2009).

*23.1	Consent of Dov T. Schwell, Esq. (included in Exhibit 5.1 hereto)

*23.2	Consent of Zwick & Steinberger P.L.L.C.

*24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).
________	____
* Filed herewith.